Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	SPIRIT FINANCE CORPORATION

FOR FURTHER INFORMATION CONTACT:

Investor Relations
1-866-557-7474 x6606

SPIRIT FINANCE CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

— Company Closes Record $322 Million in Acquisitions —

 — Balance Sheet Further Strengthened —

— Company Updates 2005 Full Year Guidance —

SCOTTSDALE, Ariz., August 11, 2005 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced its results for the second quarter and six months ended June 30, 2005.

Financial Highlights for the Second Quarter and First Half 2005

Net income for the second quarter of 2005 increased to $7.5 million, or $0.11 per diluted share (based on 67.5 million weighted average common shares outstanding), compared to net income in the second quarter of 2004 of $1.3 million, or $0.03 per diluted share (based on 37.4 million weighted average common shares outstanding).

Net income for the six months ended June 30, 2005 was $14.3 million, or $0.21 per diluted share, compared to net income of $2.1 million, or $0.06 per diluted share in the prior year period.

Second quarter 2005 revenues increased to $17.7 million, compared to $3.3 million in the second quarter of 2004.  Second quarter 2005 funds from operations (FFO) totaled $11.4 million, or $0.17 per diluted share, while adjusted funds from operations (AFFO) totaled $11.1 million, or $0.16 per diluted share.  FFO and AFFO were both $0.04 per diluted share for the second quarter of 2004.  Although the weighted average shares outstanding increased 80% between the second quarter of 2004 and the second quarter of 2005, FFO per share grew 325% on a year-over-year basis due to the significant real estate acquisitions the Company made late in the fourth quarter of 2004 and during the first half of 2005.

For the six months ended June 30, 2005, Spirit Finance reported FFO of $21.6 million or $0.32 per diluted share and a 343% increase in AFFO per diluted share to $0.31.

During the second quarter of 2005, Spirit Finance completed a quarterly record of over $320 million in real estate acquisitions, compared to $230 million in the second quarter of 2004.  Since Spirit Finance began purchasing real estate assets in December 2003, the Company has completed over $1.0 billion in sale/leaseback transactions and mortgage loan acquisitions.

The Company completed four significant sale/leaseback transactions during the second quarter of 2005 that further diversified the Company’s portfolio.  These include:

•                  Four CarMax, Inc. (NYSE: KMX) auto superstores in Florida, California and Virginia for $56.0 million;

•                  Camelback Ski Area and Camelbeach Water Park in Pennsylvania for $48.0 million;

•                  Twelve United Supermarkets in Texas for $47.5 million; and

•                  Two Apollo Group, Inc. (NASDAQ: APOL) University of Phoenix locations in Arizona for $41.5 million.

As of June 30, 2005, the Company’s real estate and mortgage loan portfolio totaled $987.1 million of gross investments in 486 real estate locations, including $943.5 million of owned real estate, $40.2 million of mortgage loans secured by real estate and $3.4 million of equipment loans secured by equipment used in the operation of real estate properties owned by the Company.  The properties are generally leased under long-term triple-net leases, with a weighted average maturity of approximately 14.3 years.  No single tenant represented more than 5.7% of the Company’s total investment portfolio at June 30, 2005.

The Company’s real estate portfolio is diversified throughout 38 states and among various property types.  The Company’s four largest property types as a percentage of gross real estate investment are restaurant properties (33%), specialty retailer properties (13%), movie theaters (12%) and educational facilities (10%).  The Company also owns automotive dealers, distribution facilities, drugstores, supermarkets, interstate travel plazas, industrial properties, a recreational facility and automotive parts and service facilities.

Christopher H. Volk, President and Chief Operating Officer, stated, “In the second quarter, our successful internal sourcing effort helped drive significant acquisition growth and further asset diversification. We were pleased to add 123 quality assets while maintaining disciplined return and underwriting standards. A strong balance sheet and extensive experience in sale/leaseback transactions enable us to aggressively pursue many opportunities and unlock value for our customers. We continue to believe that our ability to improve our customers’ capital efficiency when we make real estate investments will translate into solid Spirit Finance shareholder returns.”

Dividend

On June 27, 2005, the Company declared a cash dividend of $0.19 per common share for the second quarter ended June 30, 2005. The common share dividend was paid on July 25, 2005 to shareholders of record on July 15, 2005.

Other Notable Events

Subsequent to the end of the second quarter of 2005, Spirit Finance announced the issuance of $441.3 million aggregate principal amount of Net-Lease Mortgage Notes rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively.  The private placement consisted of $183 million of Class A-1 amortizing notes bearing interest at an annual rate of 5.05% due in 2020 and $258.3 million of Class A-2 interest-only notes bearing interest at an annual rate of 5.37% due in 2020.  The timely payment of scheduled interest and ultimate payment of principal on the notes are guaranteed under an insurance policy issued by Ambac Assurance Corporation.  The collateral pool securing the notes is comprised of 408 single tenant commercial real estate properties with a combined value in excess of $630 million. The net-lease notes include innovative features that offer the potential to issue additional note series in concert with future asset contributions to the collateral pool.  In addition, the pool provides Spirit and its customers with flexibility to substitute real estate assets, offering important operational and balance sheet flexibility.  The net proceeds from the sale of the notes were used to pay off existing secured credit facilities of approximately $248 million, and the remaining proceeds will be used to provide funds for future real estate acquisitions.

Catherine Long, Chief Financial Officer, stated, “This net-lease mortgage transaction significantly enhances our capital structure.  First, the notes locked in the expected long-term spreads on our existing business, which we believe will improve with anticipated future lease escalations.  Second, the aggregate 25-year amortization of the notes, with a balloon due fifteen years from now, effectively match-funds our expected cash flows.  Lastly, the innovative features in the pool will offer Spirit Finance an enhanced degree of financial flexibility.  This transaction complements our strategy to be an efficient purveyor of lease capital for our customers and offers Spirit Finance the potential of an improved cost of capital over time.”

Guidance

The Company reiterates that it expects to close at least $800 million of acquisitions by the end of 2005, which would represent an increase of 33% over fiscal year 2004 investment activity.  Due to the timing of closing on real estate transactions varying significantly from quarter to quarter, with many transactions closing toward the end of the quarter, as well as the persistent flattening of the yield curve, the Company is updating its outlook for the balance of 2005. Management now expects FFO per diluted share for 2005 to range from $0.67 to $0.70.  Additionally, at the end of 2005, taking into account the expected investment activity for the year, the FFO quarterly run rate should more accurately reflect the stabilized earnings and leverage of the Company in a range of $0.23 to $0.24 per diluted share.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s second quarter results after the market close today at 5:00 p.m. (Eastern Time).  Hosting the call will be Mort Fleischer, Chairman and Chief Executive Officer, Christopher Volk, President and Chief Operating Officer and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Investors.” Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 289-0529 or (913) 981-5523 for international callers.

A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 4576014. The replay will be available from August 11, 2005 through August 18, 2005 on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Revenues:
Rentals	$16,514	$1,747	$30,064	$2,725
Interest income on mortgage loans	958	936	1,888	1,872
Other interest income	274	629	629	1,268
Total revenues	17,746	3,312	32,581	5,865

Expenses:
General and administrative	3,243	1,584	5,832	3,051
Depreciation and amortization	4,131	379	7,353	653
Interest	3,342	85	5,994	85
Total expenses	10,716	2,048	19,179	3,789

Income from continuing operations	7,030	1,264	13,402	2,076

Discontinued operations (a):
Income from discontinued operations	164	18	668	18
Net gain on sales of real estate	284	—	227	—
Total discontinued operations	448	18	895	18

Net income	$7,478	$1,282	$14,297	$2,094

Net income per common share:
Basic:
Continuing operations	$0.10	$0.03	$0.20	$0.06
Discontinued operations	0.01	—	0.01	—
Net income	$0.11	$0.03	$0.21	$0.06

Diluted:
Continuing operations	$0.10	$0.03	$0.20	$0.06
Discontinued operations	0.01	—	0.01	—
Net income	$0.11	$0.03	$0.21	$0.06

Weighted average outstanding common shares:
Basic	67,305,458	37,252,612	67,168,949	36,362,502
Diluted	67,461,430	37,405,159	67,371,783	36,504,111

Dividends declared per common share	$0.19	$—	$0.38	$—

(a)          Periodically, Spirit Finance may sell real estate properties that do not meet the Company’s long-term strategic investment objectives. Such properties are typically acquired in conjunction with the acquisition of a group of real estate properties.  The Company considers these occasional sales of real estate properties to be an integral part of its overall operating business strategy in acquiring a diversified real estate investment portfolio. Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties.  Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.” As a result, previously reported “income from continuing operations” will be updated each time a property is sold.  This presentation has no impact on net income or FFO.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

		December 31,
	June 30, 2005	2004
	(Unaudited)
ASSETS

Investments:
Real estate investments, net	$915,551	$611,741

Mortgage and equipment loans receivable	43,631	40,855
Net investments	959,182	652,596

Cash and cash equivalents	38,181	113,225

Intangible assets, net (a)	16,238	10,742

Other assets	9,793	5,664

Total assets	$1,023,394	$782,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Mortgages and notes payable	$155,000	$178,854
Secured credit facilities	228,276	—
Total debt obligations	383,276	178,854

Dividends payable	12,852	7,110

Fair value of derivative instruments	22,744	3,582

Other liabilities	8,048	4,978

Total liabilities	426,920	194,524

Stockholders’ equity	596,474	587,703

Total liabilities and stockholders’ equity	$1,023,394	$782,227

(a)          Intangible assets primarily represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Net income	$7,478	$1,282	$14,297	$2,094
Portfolio depreciation and amortization expense (a)	4,176	370	7,534	638
Net gain on sales of real estate (b)	(284)	—	(227)	—
Funds from operations (FFO)	11,370	1,652	21,604	2,732
Straight-line rental revenue, net of allowance	(263)	(81)	(510)	(146)
Adjusted funds from operations (AFFO)	$11,107	$1,571	$21,094	$2,586

Net income per diluted share	$0.11	$0.03	$0.21	$0.06

FFO per diluted share	$0.17	$0.04	$0.32	$0.07

AFFO per diluted share	$0.16	$0.04	$0.31	$0.07

Weighted average outstanding common shares (diluted)	67,461,430	37,405,159	67,371,783	36,504,111

(a)   Includes depreciation and amortization expense related to discontinued operations.

(b)   Net gain on sales of real estate are included in discontinued operations.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.